Exhibit 10.26

English Translation of the Loan Agreement

Party A: Guihua Lin

Party B: Sutor Technology Group Limited

Whereas, pursuant to relevant rules and regulations and based on the principles of fairness and friendly consultation, the parties have reached the following agreement “the “Agreement”) regarding a loan of $2.86 million (the “Loan”) provided by Party A to Party B:

Article I: Amount of the Loan

Party B intends to borrow $2.86 million from Party A for working capital. Party A will wire such amount of the Loan to Party B or its designated bank account within 60 days after the execution of the Agreement.

Article II: Term of the Loan

The Loan has a term of three years, starting from November 20, 2008 to November 20, 2011.

Article III: Interest Rates

The annual interest rate is 6% which is subject to adjustment based on the lending rate over the same period published by the People’s Bank of China as well as the parties’ agreement.

Article IV: Method of Payment

Party B shall repay the principal and all the interest in full within 15 days after the term of the Loan expires. Otherwise, Party B shall be legally liable for all the unpaid amount.

Article V. Breach

5.1 Party A shall wire the Loan amount to Party B or its designated bank account within 60 days after the execution of the Agreement (holidays not counted). If Party A fails to wire the Loan amount to Party B on time, Party A shall pay a penalty equal to the result of the unwired amount multiplied by the days delayed plus 6% interests.

5.2 Any party that fails to carry out its responsibilities specified in the Agreement shall be deemed as breach of the Agreement. The breaching party shall be liable to all costs and expenses to the other party.

Article VI. Termination

6.1 Party B shall make the repayment pursuant to the Agreement. Party B shall give Party A at least 60 days notice if Party B intends to request an extension to repay the Loan.  The parties shall reach an agreement with regard to an extension based on friendly negotiation.

6.2 The Agreement becomes effective upon execution. The Agreement shall not be amended without mutual consent of both parties. The parties shall reach separate agreement with regard to matters not covered by the Agreement.

Article VII. Dispute

The parties shall consult each other to settle any disputes. If the parties fail to settle any dispute, any party may take the dispute to an appropriate local court.

Article VIII. Miscellaneous

8.1 The appendices of the Agreement are deemed as integral parts of the Agreement and are legally binding.

8.2 The Agreement is executed in duplicate and each party shall hold one copy.

8.3 Any additional agreement reached by the parties shall be listed below.

Party A:	/s/ Guihua Lin	Party B: Sutor Technology Group Limited

Date: Nov. 20, 2008		(Seal)